Exhibit 99.3


              TRIBUNE TO ACQUIRE RENAISSANCE COMMUNICATIONS CORP.,
                 FORMING LARGEST U.S. TELEVISION STATION GROUP

CHICAGO, Mon., July 1, 1996 -- Tribune has agreed to acquire Renaissance Communications Corp., a publicly traded company owning six television stations (NYSE:RRR), for $1.13 billion in cash ($36 a share).

The transaction would make Tribune the nation's largest television group in terms of household coverage with 33.4 percent. Following the transaction, Tribune would own and operate stations in 8 of the top 11 markets.

Renaissance stations in Dallas and Miami are WB Network affiliates; those in Sacramento, Indianapolis, Hartford, and Harrisburg are affiliated with the Fox Network. The six stations together reach 7 percent of U.S. TV households with UHF signals and would join Tribune Television's current group of 10 stations.

"Tribune will be a much larger independent information and entertainment company in the next century," John W. Madigan, chairman, president and CEO, said. "Today's television transaction demonstrates Tribune's commitment to grow significantly in a consolidating media marketplace, just as our recent education acquisitions have made us a national leader in supplemental education. This is unquestionably an excellent move to drive shareholder value."

"Renaissance stations are very similar to the ones we own -- well managed, in excellent markets and with strong ties to their local communities," Dennis FitzSimons, Tribune Broadcasting executive vice president, said. "Loosening of ownership restrictions is opening doors for transactions such as this, which will allow Tribune to stay in the first tier of all broadcast groups. Our industry is growing more competitive and that will result in better products and services for the viewer."

"Each acquisition makes us more attractive to program distributors and expands the launchpad for Tribune Entertainment shows," James C. Dowdle, executive vice president/ media operations, said. "We also benefit on the newsgathering side and can negotiate better prices for capital equipment, which is important as we retool for digital TV."

The transaction is subject to regulatory and Renaissance shareholder approval and is expected to be completed in early 1997; there will be no impact to 1996 earnings. The transaction should be accretive on a cash flow per share basis during the first full year. Dilution to 1997 earnings, due primarily to the amortization of goodwill, is expected to be in the 10 percent range.

More than 50 percent of Renaissance's outstanding stock is owned by Warburg, Pincus, Capital Company L.P., an investment company based in New York, which has agreed to vote in favor of the transaction. Warburg, Pincus, Capital Company L.P. and Renaissance chairman Michael Finkelstein launched the company in 1989 and took it public in February 1994. Renaissance had 1995 revenues of $179 million.

Tribune Broadcasting owns and operates television stations in New York, Los Angeles, Chicago, Philadelphia, Boston, Atlanta, Houston, Denver, San Diego and New Orleans, and manages a station in Washington, D.C. Adding Renaissance stations will bring Tribune Television's national household coverage to 25.0 percent by FCC rules, which count UHF stations at half credit. Tribune also owns a minority interest in the WB network and in Qwest Broadcasting LLC., which operates WATL-TV in Atlanta and WNOL-TV in New Orleans.

Tribune is a leading information, entertainment and education company. Tribune publishes four daily newspapers, owns and operates five radio stations in addition to its television businesses, produces and syndicates programming and information, and provides educational products and services for the school and consumer markets.

More information on Tribune is available on the Internet:
http://www.tribune.com.

Station chart to follow.

NOTE: A conference call is scheduled for 2 p.m. Chicago time today (Monday, July
1). Participants are expected to include John Madigan, chairman, president and CEO; Jim Dowdle, EVP/media operations; Dennis FitzSimons, EVP/Tribune Broadcasting; Don Grenesko, SVP/chief financial officer, and Ruthellyn Musil, VP/corporate relations. Please call a contact below if you wish to join.


BUSINESS MEDIA CONTACT:  TRADE CONTACT:         INVESTOR CONTACT:
Robert D. Carr           Megan Bueschel         Ruthellyn Musil
312/222-3763 (Office)    312/222-3456 (Office)  312/222-3787 Office)
708/545-0746 (Home)      847/202-9116 (Home)    847/559-0852 (Home)
312/222-1573 (Fax)       312/222-1573 (Fax)     312/222-1573 (Fax)
BCarr@tribune.com        Megan435@aol.com       Rmusil@tribune.com